Exhibit 10.1

Commercial Banking

(CARM 190531 & CM 190711 / 190724)

CONFIDENTIAL

Treasure Success International Limited /

Jerash Garments and Fashions Manufacturing Company Limited

19/F Ford Glory Plaza

37-39 Wing Hong Street

Cheung Sha Wan

Kowloon	12 August 2019

Attn: Mr. Samuel Choi

Dear Sir

BORROWER(S)

Treasure Success International Limited	[TSL]	[Customer No. 741-027148]

Jerash Garments and Fashions Manufacturing Company Limited	[JBL]	[Customer No. 741-023774]

BANKING FACILITIES — facility letter dated 19 June 2018, as amended or supplemented from time to time (the “Facility Letter”)

With reference to our recent discussions, we confirm that the Facility Letter will be amended as set out below. Save as amended by this letter, the terms of the Facility Letter and (if any) all related documents shall remain unchanged and continue in full force and effect. The Bank shall have an unrestricted discretion to cancel, reduce or suspend, or determine whether or not to permit drawings in relations to, the facilities. The facilities are subject to review at any time, and also subject to the Bank’s overriding right of repayment on demand including the right to call for cash cover on demand for prospective and contingent liabilities.

Unless defined differently, a term defined in the Facility Letter has the same meaning in this letter.

Amendments

The following changes shall be made to the Facility Letter.

The Hongkong and Shanghai Banking Corporation Limited
HSBC Main Building, 1 Queen’s Road Central, Hong Kong
Tel: (852) 2822 1111
Web: www.hsbc.com.hk	Page 1 of 9

Incorporated in the Hong Kong SAR with limited liability
Registered at the Hong Kong Companies Registry No. 263876

Treasure Success International Limited /
Jerash Garments and Fashions Manufacturing Company Limited	12 August 2019

1.	The first opening paragraph starting with the words “With reference to our recent discussions” be deleted in its entirety and replaced with the following:

With reference to our recent discussions, we are pleased to confirm our agreement to renewing the following facilities. The facilities will be made available subject to (a) the specific terms and conditions outlined herein; (b) the Bank’s Terms and Conditions for Facilities; and (c) the general terms and conditions governing your account(s) with the Bank or (as the case may be) the relationship terms of business. In case of any conflict, the terms of the Facility Letter shall prevail. Definitions contained in the Bank’s Terms and Conditions for Facilities apply to the Facility Letter. The Bank shall have an unrestricted discretion to reduce, cancel or suspend, or determine whether or not to permit drawings in relations to, the facilities. The facilities are subject to review at any time, and also subject to the Bank’s overriding right of repayment on demand including the right to call for cash cover on demand for prospective and contingent liabilities.

2.	The second opening paragraph starting with the words “In the event of a renewal of the facilities next year” be deleted in its entirety and replaced with the following:

In consideration of us continuing to make the facilities available to you, we will charge each borrower an annual fee of HKD15,000.- and such amount shall be debited automatically from TSL’s and JGL’s account in August each year after the date of the Facility Letter until the facilities have been cancelled and all sums due or to become due from you under the Facility Letter have been fully paid to the Bank.

3.	The following be inserted as the third opening paragraph:

Save as stated otherwise, the terms of the Facility Letter shall continue to apply unless we send you a new, revised or supplemental facility letter.

4.	The paragraph starting with the words “None of the Borrower(s), any of its subsidiaries” of the provision entitled “Representations and Warranties” under the section entitled “Schedule of Further Notes” be deleted in its entirety and replaced with the following:

None of the Borrower(s), any of its subsidiaries, any director or officer or any employee, agent, or affiliate of the Borrower or any of its subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (1) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (ii) located , organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, the Crimea region, Cuba, Iran, North Korea and Syria.

5.	The paragraph starting with the words “Sanctions: The Borrower(s) will not, directly or indirectly, use the proceeds” of the provision entitled “Undertakings” under the section entitled “Schedule of Further Notes” be deleted in its entirety and replaced with the following:

Sanctions: The Borrower(s) will not, directly or indirectly, use the proceeds of the facilities set out in this letter, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (1) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the facilities, whether as lender, underwriter, advisor, investor or otherwise).

Treasure Success International Limited /
Jerash Garments and Fashions Manufacturing Company Limited	12 August 2019

FACILITIES		New	Previously

Facilities available to TSL and JGL

Utilization of the facilities below may be made by, TSL and/or JGL.

Combined Limit for the following facilities within which the following sub-limits apply, provided that the aggregate amount outstanding of such facilities shall at no time exceed the stated combined limit:		USD11,000,000.-	USD8,000,000.-

(a)	Import Facilities	USD8,000,000.-	USD8,000,000.-
(Usance period up to 120 days)

Within which
	(i) Loan Against Import (“LAI”)	(USD8,000,000.-)	(USD8,000,000.-)
(Maximum Tenor 120 days)

	(ii) Trust Receipts	(USD8,000,000.-)	(USD8,000,000.-)

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

(b)	Post-Shipment Buyer Loans	USD8,000,000.-	USD8,000,000.-
(Maximum tenor 120 days)

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

(c)	Post-Shipment Seller Loans	USD3,000,000.-	NIL
(Maximum tenor 90 days)

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

(d)	Advance to Manufacturer against Purchase Order	USD8,000,000.-	USD8,000,000.-
(Maximum tenor 120 days)

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

Treasure Success International Limited /
Jerash Garments and Fashions Manufacturing Company Limited	12 August 2019

SCHEDULE OF FACILITIES

POST-SHIPMENT SELLER LOANS

DETAILS

1.	Drawdown of Post-shipment Seller Loans is allowed upon presentation of [a] certified true copy(ies) of [an] invoice(s) evidencing purchase of goods and valid transport documents evidencing shipment of goods related to the invoice(s) stated.

2.	The finance period of the Post-shipment Seller Loans is up to the maximum tenor as stipulated under the heading “Facilities” and is calculated from the date of the transport documents evidencing shipment of goods. Loan amounts will be repaid on the due date by debiting the Borrower(s)’s Current account. Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

3.	Pre-shipment Loan outstanding due within 7 days to be repaid by Post-shipment Seller Loans.

COMMISSION / FEES

Commission in lieu of exchange (to be charged if bills/loans are settled without foreign currency conversion with HSBC) will be charged as follows:

— For the first USD50,000.- or its equivalent	0.25%
— Balance in excess of USD50,000.- and up to USD100,000.- or its equivalent	0.125%
— Balance in excess of USD100,000.- or its equivalent	0.0625%

A handling commission of 0.25% of the bill amount will be collected upon each drawdown of the Post-shipment Seller Loans.

PRICING

For drawings in HKD

Interest will be charged at Hong Kong Interbank Offered Rate (HIBOR) + 1.5% p.a.

For drawings in USD/CHF/EUR/GBP/JPY

Interest will be charged at London Interbank Offered Rate (LIBOR) + 1.5% p.a.

For details of benchmark interest rates, please refer to the attached Appendix.

Treasure Success International Limited /
Jerash Garments and Fashions Manufacturing Company Limited	12 August 2019

APPENDIX : DETAILS OF BENCHMARK RATES

Benchmark	Applicable Currency	Definition of Benchmark

Hong Kong Interbank Offered Rate (HIBOR) * and 1	HKD

“HIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11.00 am Hong Kong time on the proposed date of advance (or such other time or day if the market practice differs in the Hong Kong interbank market, as determined by the Bank), if any such rate is below zero, TIMOR will be deemed to be zero.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for Hong Kong dollars and for the relevant period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of HIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator” means the Hong Kong Association of Banks or any other person to whom the administrator function of the HIBOR fixing process is transferred from time to time.

London Interbank Offered Rate (LIBOR) * and 1	CHF EUR GBP JPY USD

“LIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11:00 am London time two Business Days (or such other time or day as determined by the Bank if the market practice differs) before the proposed date of advance and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Business Day” means a day other than a Saturday or Sunday on which banks are open for general business in London.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of LIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator” means ICE Benchmark Administration Limited or any other person to whom the administrator function of the LIBOR fixing process is transferred from time to time.

Note:
[1]	Interpolated rates, which refers to rate calculated using linear interpolation method as recommended by the International Swaps and Derivatives Association (ISDA) for a situation where there is no current quote available for below maturities:-
•	LIBOR: 2 weeks, 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months
•	HIBOR: 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months

*	For tenors where fixing is not published by the relevant administrator and the interpolated rate does not apply, the benchmark rate shall be the rate as specified by the Bank in its sole discretion as its cost of funding the relevant facility or financial arrangement.

Treasure Success International Limited /
Jerash Garments and Fashions Manufacturing Company Limited	12 August 2019

Governing law

This letter shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region. No one other than the Bank and the Borrower(s) will have any right to enforce the terms of this letter.

Acceptance

Please arrange for the authorised signatories of TSL and JGL, in accordance with the terms of the mandates given to the Bank, to sign and return the duplicate copy of this letter with Appendix by 2 September 2019 to signify the Borrower(s)’s understanding and acceptance of the terms of this letter.

Yours faithfully

For and on behalf of

The Hongkong and Shanghai Banking Corporation Limited

/s/ Chris Lam

Chris Lam

Senior Vice President

fx/naz

Encl

Treasure Success International Limited /
Jerash Garments and Fashions Manufacturing Company Limited	12 August 2019

Acceptance and Confirmation

We, Treasure Success International Limited and Jerash Garments and Fashions Manufacturing Company Limited, confirm our acceptance of and agreement to all of the terms and conditions set out above.

For and on behalf of Treasure Success International Limited

Signature	/s/ Choi Lin Hung	Signature	/s/ Ng Tsze Lun

Name	Choi Lin Hung	Name	Ng Tsze Lun

Title	Director	Title	Director

Date	August 21, 2019	Date	August 21, 2019

For and on behalf of Jerash Garments and Fashions Manufacturing Company Limited

Signature	/s/ Choi Lin Hung	Signature	/s/ Ng Tsze Lun

Name	Choi Lin Hung	Name	Ng Tsze Lun

Title	Director	Title	Authorized Person

Date	August 21, 2019	Date	August 21, 2019

INTEREST RATE BENCHMARKS DISCLOSURE

The following is provided for general information only and you should conduct your own Independent research and analysis regarding the risks involved in conjunction with your legal, tax and/or accountancy advisors. The statements below are not exhaustive, and HSBC is not in a position to express a view on the likelihood of any particular event occurring nor is HSBC providing any advice or recommendation.

What are LIBOR & EURIBOR?

The London Interbank Offered Rate (“LIBOR”) and the Euro Interbank Offered Rate (“EURIBOR’) are interest rate benchmarks often used to determine the interest payable under banking products including loan and/or trade facilities.

What’s changing?

Widely used across the banking industry, LIBOR and EURIBOR are subject to national and international regulatory guidance and reforms, and recent developments may cause them to perform differently than they have in the past or to disappear entirely. For example:

•	the UK financial regulatory authority which regulates the calculation of LIBOR has stated that after 2021 it will no longer compel banks to submit rates used for the calculation of LIBOR and that firms should treat the discontinuation of LIBOR as something that will happen

•	financial regulatory authorities are encouraging the use of alternative risk-free rates (RFRs) which have been developed as alternative interest rate benchmarks but are calculated in a different way to existing benchmark rates such as LIBOR or EURIBOR

•	the administrator of EURIBOR has announced that it intends to change the way in which it is determined, although it remains a possibility that EURIBOR will cease to be published or continue to be published but its use in products is restricted.

In such circumstances, a loan or trade facility may have provisions to address the temporary unavailability of LIBOR and EURIBOR as interest rate benchmarks. However, these provisions may not be appropriate or work on a permanent discontinuation of LIBOR or EURIBOR. This may create uncertainty in the value and calculation of interest payments due under the relevant product.

Why are we sending this to you?

As you are considering using products from us that use LIBOR or EURIBOR to calculate payments, we wanted to make you aware of the potential impact these changes and the use of RFRs may have on such products in the future. This information may help you decide whether a different product is more appropriate.

What’s the impact for you?

While the banking industry is developing a more permanent solution, the current expectation is that impacted loans may need to be amended to refer to an alternative interest rate benchmark. This may affect you in the following ways:

•	RFRs would typically be a lower rate than LIBOR or EURIBOR as a result of the different way RFRs are calculated. Therefore, if the most appropriate alternative benchmark for your facility is a RFR, an amount may need to be added to the RFR to make it equivalent to LIBOR or EURIBOR (this additional amount is often referred to as an ‘adjustment spread’).

•	Notwithstanding the application of an ‘adjustment spread’ it is possible that use of a RFR may result in changes to the amounts payable under the facility. Those amounts might be lower or higher than would have been payable if LIBOR or EURIBOR had applied.

•	We also expect the way interest is calculated may change. This may include only being able to determine interest payable at the end of an interest period. This could mean that you need to make operational changes, resulting in potential additional administrative costs.

if you are using a derivative product to hedge your facility with us or any other provider, the fallback interest rates that may apply may no longer match and could result in the facility ceasing to be hedged appropriately by that product.

Where can I find further information?

We are unable to provide specific advice or recommendations to you on this issue. However, given the current levels of uncertainty and the complexity of this issue, we strongly recommend you seek guidance from your usual professional advisors if you have any questions.

Further information is available at: www.dbm.hsbc.com/ibor

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